EXHIBIT 6. (A)(B)

                   Opinion and Consent of Russell J. Wiltgen.

                                             AMERITAS LIFE INSURANCE CORP. LOGO

November 16, 2000



Ameritas Variable Life Insurance Company
5900 "O" Street
Lincoln, Nebraska 68510


Gentlemen:

This opinion is furnished in connection with the registration by Ameritas Variable Life Insurance Company of a flexible premium variable universal life insurance policy ("Contract") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 3 to Registration Statement No. 333-71505 on Form S-6 describes the Contract. The form of Contract was prepared under my direction and I am familiar with the Registration Statement and Exhibits thereto. This contract was developed and filed under Securities and Exchange Commission Rule 6E-3(T), as interpreted at this time by the SEC staff. In my opinion:

   The illustrations of death benefits and accumulation values included in the section entitled "Illustrations of Death Benefits and Accumulation Values" in the Appendices of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective purchasers of the Contract for a male age 55 and a female age 55, than to prospective purchasers of the Contract for other ages or for two males or two females.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 3 to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,



/s/ Russell J. Wiltgen
Russell J. Wiltgen
Vice President - Individual Product Management